Exhibit (h)(6)

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

FEE WAIVER AGREEMENT

PIMCO Funds

840 Newport Center Drive

Newport Beach, California 92660

August 1, 2010

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Re:    PIMCO Income Fund (the “Fund”)

Dear Sirs:

This amendment dated August 1, 2010 amends the Amended and Restated Fee Waiver Agreement between PIMCO Funds (the “Trust”) on behalf of the Fund and Pacific Investment Management Company LLC (“PIMCO”), dated February 23, 2009 (the “Agreement”) as follows:

1. Paragraph 5 of the agreement is hereby deleted in its entirety and replaced with the following:

5. This amended and restated Agreement shall become effective on August 1, 2010, and shall terminate on July 31, 2011, unless the parties agree, in writing, to extend the term of the Agreement. This Agreement shall terminate upon termination of the Investment Advisory Contract, or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

2. All other provisions of the Agreement remain in full force and effect.

3. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Fund, as provided in the Trust’s Declaration of Trust Instrument as amended and restated March 31, 2000, and as amended from time to time.

4. This Agreement constitutes the entire agreement between the Trust on behalf of the Fund and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Funds

By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Name:	Brent R. Harris
Title:	Managing Director

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